Exhibit 16.1

August 8, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Bat Group, Inc. (formerly known as China Bat Group, Inc.) under Item 4.01 of its Form 8-K dated August 8, 2019. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K; we are not in a position to agree or disagree with other statements of Bat Group, Inc. contained therein.

Very truly yours,

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai China